CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated August 27, 2013, relating to the financial statements and financial highlights of IMS Value Fund, IMS Strategic Income Fund, and IMS Dividend Growth Fund, each a series of Unified Series Trust, for the year ended June 30, 2013, and to the references to our firm under the headings “Financial Highlights” in the Combined Proxy Statement and Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
June 11, 2014